Exhibit 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2017 THIRD-QUARTER RESULTS

MONROE, Mich., February 21, 2017—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2017 third quarter ended January 28, 2017.

Fiscal 2017 third-quarter highlights:

•                  The company reported earnings per diluted share of $0.47 attributable to La-Z-Boy Incorporated compared with $0.43 in last year’s third quarter;

•                  Operating margin for the upholstery segment was 11.5%, the highest in any third quarter in over a decade;

•                  The company acquired nine La-Z-Boy Furniture Galleries® stores in the northeastern Pennsylvania market;

•                  The company acquired the license to sell the La-Z-Boy brand in the U.K. and Ireland;

•                  The company generated $38.9 million in cash from operating activities; and

•                  Written same-store sales for the La-Z-Boy Furniture Galleries® store network remained even with last year.

Sales for the fiscal 2017 third quarter were $390.0 million, up 1.6% compared with the prior year’s third quarter.  The company reported net income from continuing operations attributable to La-Z-Boy Incorporated of $23.3 million, or $0.47 per diluted share, versus $21.9 million, or $0.43 per diluted share, in last year’s third quarter.

Kurt L. Darrow, Chairman, President and Chief Executive Officer, of La-Z-Boy, said, “The retail environment for home furnishings remains challenging.  Against that backdrop, however, we delivered increases in sales and earnings per share for the quarter.  As we move forward, we are continuing to adjust some of our marketing and merchandising strategies to address the current environment.  And, as we seek to more fully populate the North American landscape with La-Z-Boy Furniture Galleries® stores through our 4-4-5 initiative, we expect the volume associated with the store build-out combined with supply chain initiatives will further improve the efficiencies of our operations and drive profitability.  Additionally, our recent acquisitions will allow us to capitalize on our integrated retail strategy which we believe will continue to be a key component in the company’s growth as we work to create and return value to shareholders.”

Wholesale Segments

For the fiscal 2017 third quarter, sales in the company’s upholstery segment increased 0.2% versus the prior year’s third quarter to $302.9 million.  In the casegoods segment, sales for the fiscal 2017 third quarter were $23.3 million, down 5.5% from last year’s third quarter.

Darrow commented, “We are very pleased with the strong operating margin of 11.5% in the upholstery segment, the highest we have posted in the third quarter in over a decade.  Our supply chain team continues to streamline procurement, logistics and plant productivity to drive performance and, in turn, we are improving our service to customers with quicker delivery.  In particular, the ability to deliver custom furniture to consumers in four weeks or less remains a competitive advantage and differentiator in the marketplace.  We achieve this with unparalleled scale through the combination of approximately 175 frames and almost 1,000 covers between fabrics and leathers in our La-Z-Boy branded product lineup.  Additionally, our sister upholstery company, England, continues to grow and perform well.  It is expanding with existing customers and finding new customers as it enlarges its presence in the Western portion of the U.S.”

Darrow added, “Earlier this month we announced we would invest approximately $26 million over a three-year period in our largest U.S. manufacturing facility, located in Dayton, Tennessee, responsible for nearly $400 million of our annual revenue.  The scope of the project, which will run in two distinct phases, includes the construction of a new state-of-the-art Innovation Center, followed by various upgrades and renovations throughout the upholstery plant and supply centers located at the Dayton Campus.  The new Innovation Center will provide our team of engineers and designers an inspiring and collaborative work environment while allowing us to attract the best talent in the business to continue to be the industry’s leader in innovation.  Ongoing investment across our manufacturing operations is imperative to ensure our plants are modern so we continue to drive efficiencies and productivity.”

Darrow continued, “During the period, we acquired the distribution rights for the La-Z-Boy brand in the U.K. and Ireland.  Annual sales volume for the business is approximately $42 million, based on current exchange rates.  Prior to the acquisition, we were capturing approximately half the volume with the licensing agreement that was in place and we are now in a position to realize the full value of the business.  With the brand having vast appeal worldwide, we are identifying opportunities to expand our geographic presence while monetizing the value of the brand in various locales and this was one such opportunity.”

Darrow stated, “We have made a lot of progress in the casegoods segment and are confident we are well positioned for the long term.  We have streamlined sourcing, are in a 97% in-stock position on our best-selling groups and we are servicing our customers well with an average ship time of six days.  Today, our product line up, pricing structure and service position are in sync and I believe the business is in a solid position to grow and improve its profitability. For the quarter, the casegoods operating margin declined slightly to 6.8%, primarily due to weaker volume.”

Retail Segment

For the fiscal 2017 third quarter, sales in the company’s retail segment increased 10.9% to $122.1 million versus the prior year’s third quarter, and the operating margin was 5.2%.  For the core 119 stores included in last year’s comparable quarter, delivered sales for the segment declined 8.1% compared with an increase of 6.6% in the prior-year period.

Darrow stated, “Increasing the size of our company-owned retail segment is one of our key growth strategies as we benefit from the combined wholesale/retail margin inherent in our integrated retail model.  During the period, we acquired nine stores in the northeastern Pennsylvania market, which are expected to contribute approximately $35 million in annual sales to the company’s retail segment.  And as part of our 4-4-5 store growth strategy, we opened one new store and remodeled two.”

Darrow added, “We made targeted marketing investments that helped drive pockets of growth, but our  sales declined for our core stores as we were unable to overcome challenges in the overall retail environment.  This sales decline reduced our ability to absorb the fixed costs associated with the retail business and impacted our operating margin.  For the period, on lower traffic, conversion was flat while the average ticket increased, fueled by higher design sales.”

La-Z-Boy Furniture Galleries® Store Network

For the third quarter of fiscal 2017, the La-Z-Boy store network, including both company-owned and independent-licensed stores, saw same-store written sales, which the company tracks as an indicator of retail activity, that were flat versus last year’s third quarter.

For the third quarter in fiscal 2017, total written sales, which include new and closed stores, were up 2.9% compared with the fiscal 2016 comparable period.  At the end of the third quarter, the La-Z-Boy Furniture Galleries® store system was composed of 346 stand-alone stores, with 110 in the new concept design format.

Darrow commented, “For fiscal 2017, we are on track for 23 store projects, including eight net new stores, as we work to build out the La-Z-Boy Furniture Galleries® store system through our 4-4-5 initiative.  During the third quarter, the network opened three stores, relocated one and remodeled three stores.  Projected fourth quarter activity includes two new stores and two closures.”

FISCAL 2017 PROJECTED* STORE ACTIVITY

	Total FY16	New	Closed	Acquired	Total FY17	Remodel	Relocation
Company-owned	124	7	(1)	14	144	3	—
Dealer-owned	214	6	(4)	(14)	202	5	2
Total	338	13	(5)	—	346	8	2

*Projects anticipated to be completed.

Balance Sheet and Cash Flow

During the quarter, the company generated $38.9 million in cash from operating activities.  La-Z-Boy ended the fiscal 2017 third quarter with $110.3 million in cash and cash equivalents, $29.9 million in investments to enhance returns on cash, and $9.0 million in restricted cash.  During the quarter, the company had $5.3 million in capital expenditures, paid $5.4 million in dividends, and spent $5.3 million purchasing 0.2 million shares of stock in the open market under its existing authorized share purchase program, with remaining authorization to purchase 3.1 million shares.

Dividend

The board of directors declared a regular quarterly cash dividend of $0.11 per share on the company’s stock.  The dividend will be paid on March 15, 2017, to shareholders of record as of March 6, 2017.

Business Outlook

Darrow concluded, “While the retail environment for home furnishings remains challenging, our brand strength, relevant product offering, vast proprietary distribution system and extensive base of independent dealers will allow us to navigate through this period as we modify our go-to-market strategies.  At the same time, our operating platform is efficient, fueled by an outstanding supply chain, and we are working to create long-term value for shareholders.  As a reminder, our fiscal 2017 fourth quarter will include a standard 13 weeks versus last year’s fourth quarter which included 14 weeks.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, February 22, 2017, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

The call will be webcast live, with corresponding slides, and archived on the Internet.  It will be available at http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-calendar. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.481.4010 and to international callers at 919.882.2331. Enter Conference ID #10228.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, forward-looking statements. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) tax rate, interest rate, and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (i) changes in legislation or changes in the domestic or international regulatory environment (including new or increased duties); (j) adoption of new accounting principles; (k) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (l) our ability to procure or transport fabric rolls, leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (m) information technology conversions or system failures and our ability to recover from a system failure; (n) effects of our brand awareness and marketing programs; (o) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (p) litigation arising out of alleged defects in our products; (q) unusual or significant litigation; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) the impact of potential goodwill or intangible asset impairments; and (t) those matters discussed in Item 1A of our fiscal 2016 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned Retail segment includes 142 of the 346 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 346 stand-alone La-Z-Boy Furniture Galleries® stores and 551 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.